EXHIBIT 14.1

USA REAL ESTATE HOLDING COMPANY
1020 North Coach House Circle, Wichita, Kansas, 67235, 316-721-4415

USA REAL ESTATE HOLDING COMPANY
CODE OF ETHICS

USA Real Estate Holding Company (the “Company”) has established this Code of Ethics (the “Code”) to help the Company’s executive officers and directors, including the Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller and persons performing similar functions (the “Covered Persons”) comply with the law and perform their responsibilities in an ethical manner. The Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide Covered Persons in the attainment of this common goal.

no director, officer, security holder or affiliate of the company, may:

(a) Have any direct or indirect pecuniary interest in any investment to be acquired or disposed of by the registrant or any of its subsidiaries or in any transaction to which the registrant or any of its subsidiaries is a party or has an interest.

(b) Engage for their own account in business activities of the types conducted or to be conducted by the registrant and its subsidiaries.

1. COMPLIANCE OFFICER

The Company’s Compliance Officer will be responsible for ensuring that the Code is established and effectively communicated to all Covered Persons and will handle the Company’s day-to-day compliance matters. The Compliance Officer will be the Company’s Chief Financial Officer.

Among the responsibilities of the Compliance Officer are:

Receiving, reviewing, investigating and resolving concerns and reports on the matters described in the Code;

Providing guidance on the meaning and application of the Code; and

Reporting periodically and as matters arise (if deemed necessary by the Compliance Officer) on the implementation and effectiveness of the Code and other compliance matters and recommending any updates or amendments to the Code that the Compliance Officer deems necessary to (i) management, (ii) the Conflicts Committee, and (iii) with respect to the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, the Audit Committee.

The Compliance Officer is the “go to” person for questions and concerns relating to the Code, especially in the event of a potential violation.

The Compliance Officer will, with the assistance and cooperation of the Company’s officers and directors, foster an atmosphere where officers and directors are comfortable communicating and/or reporting concerns and possible violations of the Code.

2. REPORTING VIOLATIONS

Covered Persons should report any violation or suspected violation of the Code to the Compliance Officer, or if the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then to the Chair of the Conflicts Committee or via the Company’s anonymous and confidential reporting procedures. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in the Code mandate that Covered Persons promptly bring to the attention of the Compliance Officer or, if appropriate, the Chair of the Conflicts Committee, material transactions, relationships, acts, failures to act, occurrences or practices that such Covered Person believes, in good faith, are inconsistent with, in violation of or reasonably could be expected to give rise to a violation of the Code. Covered Persons should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Approaches Covered Persons may use to handle their reporting obligations are:

In the event a Covered Person believes a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or a Covered Person has observed or becomes aware of conduct that appears to be contrary to the Code, immediately report the situation to the Compliance Officer, or if the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then report the situation to the Chair of the Conflicts Committee or via the Company’s anonymous and confidential reporting procedures. If a Covered Person has or receives notice of a complaint or concern regarding the Company’s financial disclosure, accounting practices, internal accounting controls, auditing, or questionable accounting or auditing matters, such Covered Person must immediately advise the Compliance Officer, or if the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then advise the Chair of the Conflicts Committee or report such matter via the Company’s anonymous and confidential reporting procedures. The person receiving notice of such complaint or concern will also advise and consult with the Audit Committee with respect to such matter, as provided in Section 3 below.

If a Covered Person wishes to report any such matters anonymously or confidentially, he or she should mail a description of the suspected violation or other complaint or concern to:

Compliance Officer

Attention: Steve Maddox
c/o USA Real Estate Holding Company
1020 North Coach House Circle
Wichita, Kansas, 67235
316-721-4415

Covered Persons are expected to become familiar with and to understand the requirements of the Code. If a Covered Person becomes aware of a suspected violation, he or she should not try to investigate it or resolve it on his or her own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code, or of applicable laws and/or governmental regulations, is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass anyone or put such person in a false light. Reports of suspected violations should always be made in good faith. It is the Company’s policy that there be no intentional retaliation against any person who provides truthful information to the Company concerning a possible violation of any law, regulation or policy, including the Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of the person’s affiliation with the Company. In cases in which a Covered Person reports a suspected violation in good faith and is not engaged in the questionable conduct, the Company will attempt to keep its discussions with the Covered Person confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against a Covered Person for reporting alleged violations while acting in good faith.

3. INVESTIGATIONS AND ENFORCEMENT

Internal Investigation

When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, the Compliance Officer shall notify the Conflicts Committee within two business days, and if the report involves a complaint or concern regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the Compliance Officer shall notify both the Conflicts Committee and the Audit Committee within two business days. If a suspected violation (including any fraud, whether or not material) involves any Covered Person, any person who received such report should immediately report the alleged violation to the Compliance Officer, or if the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then to the Chair of the Conflicts Committee or via the Company’s anonymous and confidential reporting procedures. The Compliance Officer or the Chair of the Conflicts Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall BALT1\4229973.7 4 be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

Disciplinary Actions

Subject to the following sentence, the Compliance Officer shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any person who is found to have violated the Code. If the Compliance Officer is the individual responsible for the violation or suspected violation of the Code, then the Chair of the Conflicts Committee will be responsible for implementing the appropriate disciplinary action.

Retention of Reports and Complaints

All reports and complaints of violations or suspected violations under this Code shall be considered confidential and shall be maintained and protected accordingly.

Corrective Action

Subject to the following sentence, in the event of a violation of the Code, the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to the Company’s policies and procedures. If a violation has been reported to the Chair of the Conflicts Committee, the Conflicts Committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action shall be documented, as appropriate.

4. STANDARDS OF CONDUCT AND ETHICS

Compliance with Laws and Regulations

The Company is committed to compliance with the laws and regulations of the jurisdictions in which it operates. Numerous federal, state and local laws and regulations define and establish obligations to which the Company and its officers and directors are subject. Covered Persons of the Company must comply with applicable laws, rules and regulations in performing their duties for the Company. Covered Persons should consult the Compliance Officer with any questions about the legality of conduct. If a director or officer violates these laws or regulations in performing his or her duties for the Company, the individual not only risks indictment, prosecution and penalties, and civil actions, such person also subjects the Company to similar risks and penalties.

Full, Fair, Accurate, Timely and Understandable Disclosure

The rules and regulations of the Securities and Exchange Commission require that all disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, and in other public communications made by the Company is full, fair, accurate, timely and understandable. Covered Persons are responsible for these disclosures and must act to ensure compliance with these disclosure requirements by taking the steps BALT1\4229973.7 5 available to them, consistent with their role within the Company, to assist the Company in meeting its reporting obligations. In particular, Covered Persons should provide prompt and accurate answers to all inquiries made to them in connection with the Company’s preparation of its public reports and disclosure.

Ethical Obligations

It is important that the Covered Persons promote integrity throughout the Company and foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information. Each Covered Person agrees that he or she will:

Perform his or her duties in an honest and ethical manner;

Handle actual or apparent conflicts of interest between his or her personal and professional relationships in an ethical manner; and

Proactively promote and be an example of ethical behavior in the work environment.

Conflicts of Interest and Corporate Opportunities

Covered Persons should be conscientious of actual and potential conflicts of interest with respect to the interests of the Company and seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. A “conflict of interest” occurs when a Covered Person’s private interest in any material respect interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his position with the Company.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationships between the Company and (i) its subsidiary, USA Real Estate, Inc (“USA Affiliates”).

As a result, the Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Company or for USA Affiliates or both), be involved in establishing policies and implementing decisions that may have different effects on USA Affiliates and the Company. The participation of the Covered Persons in such activities is inherent in the contractual relationship among the Company and the USA Affiliates and is consistent with the performance of their duties as officers and directors of the Company.

The following list provides examples of prohibited conflicts of interest under this Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company. BALT1\4229973.7 6 Each Covered Person must:

●
not use his or her personal influence or personal relationships improperly to influence business decisions or financial reporting by the Company whereby the Covered Person would benefit personally to the detriment of the Company;

●	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Person to the detriment of the Company; and

●	report at least annually any affiliations or other relationships related to conflicts of interest.

Additionally, federal securities laws now prohibit personal loans to directors and executive officers by the Company.

In order to avoid situations in which a conflict of interest involving a Covered Person may result in an improper benefit, all transactions involving a conflict of interest must be approved by a majority of the Independent Directors not otherwise interested in the transaction as fair and reasonable to the Company and on terms no less favorable to the Company than those available from unaffiliated third parties. Conflicts of interest may not always be clear-cut, so if a Covered Person has a question, he or she shall promptly bring it to the attention of the Compliance Officer or, if the Compliance Officer is affected by the conflict of interest, then to the Chair of the Conflicts Committee.

Confidentiality

All confidential information concerning the Company obtained by Covered Persons is the property of the Company and must be protected. Confidential information includes all nonpublic information that could be of use to competitors, be harmful to the Company, or impair the value of any asset, if disclosed. Covered Persons must maintain the confidentiality of such information entrusted to them by the Company, except when disclosure is authorized by the Company or required by law. Whenever feasible, Covered Persons should consult with the Compliance Officer or, if the Compliance Officer would be affected by the disclosure, the Chair of the Conflicts Committee, if they believe they have a legal obligation to disclose confidential information.

Examples of confidential information include, but are not limited to: information that could be of use to the Company’s competitors; business trends identified by the Company; projections; information about financial performance; new marketing plans; information about potential acquisitions, divestitures and investments; public or private securities offerings or changes in dividend policies or amounts; significant personnel changes; and existing or potential major contracts or finance sources or the loss thereof. This obligation with respect to confidential information extends beyond the workplace. It applies to communications among Covered Persons and their family members and continues to apply even after their affiliation with the Company terminates. BALT1\4229973.7 7

Fair Dealing

The Company’s goal is to conduct its business with integrity. Covered Persons should endeavor to deal honestly with the Company’s competitors, investors, employees, consultants and those with whom the Company conducts its business. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. Covered Persons should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing. The Company will not seek competitive advantages through unethical or illegal business practices.

Examples of prohibited conduct include, but are not limited to:

bribery or payoffs to induce business or breaches of contracts by others; or

making false or deceptive claims or comparisons about competitors or their products or services.

Each Covered Person must disclose prior to or at the time of his or her hire or election as a director the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that in any way restricts or prohibits the performance of any duties or responsibilities of his or her positions with the Company.

Recordkeeping

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and authorized by the Audit Committee. Records should always be retained or destroyed according to the Company’s document retention policy.

5. ACCOUNTABILITY

Each Covered Person must:

* upon adoption of the Code (or thereafter, as applicable, upon becoming a Covered Person), affirm in writing to the Board that he has received, read and understands the Code;

* annually thereafter affirm to the Board that he has complied with the requirements of the Code;

* not retaliate against any other Covered Person or any employee of the Company or any USA Affiliate for reports of potential violations that are made in good faith; and

* notify the Compliance Officer or Chair of the Conflicts Committee as set forth in the Code, promptly if he or she knows of any material violation of the Code.

6. WAIVER OR AMENDMENT

Any waiver or amendment of this Code for the Company’s Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller or persons performing similar functions must be approved by the Conflicts Committee and disclosed as required by federal securities law.

The Code is not intended to create, nor does it create, any contractual rights related to employment.

USA Real Estate Holding Company

WHISTLEBLOWER POLICY

I. Policy Statement

USA Real Estate Holding Company (the “Company”) has adopted a Code of Ethics (the “Code”) to help the Company’s executive officers and directors comply with the law and perform their responsibilities in an ethical manner. Employees of any other USA affiliated entities that enter into contractual relationships with the Company (collectively “USA”) will be expected to abide by this Whistleblower Policy (this “Policy”), which is meant to supplement the Code. This Policy encourages any officer or employee of USA (each hereinafter referred to as a “Reporting Person”) to report (1) suspected violations or concerns as to compliance with laws, regulations, the Code or other suspected wrongdoings affecting the Company or properties or assets owned by the Company, or (2) any complaints or concerns regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting the Company.

II. Obligation to Report Suspected or Actual Violations; Anonymous Reporting

A. Reporting Generally

It is every Reporting Person’s obligation to report suspected or actual violations of laws, government rules and regulations, the Code or other suspected wrongdoings affecting the Company or properties or assets owned by the Company. Reporting Persons must report any suspected violations of the laws and rules that govern the reporting of the Company’s financial performance, and any complaint or concern regarding the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting the Company.

Reporting Persons can report any such matters directly to a representative of the Company or USA or by the procedures for anonymous reporting set forth below. As noted below, a representative of the Company or USA is required to report to the Compliance Officer or the Conflicts Committee Chair any time he or she receives a report of a concern about (1) the Company’s compliance with laws, the Code or other Company policy, or any notice of any suspected wrong-doing by any officer, employee, director or manager of the Company or USA affecting the Company or properties or assets owned by the Company, or (2) any complaint or concern about the Company’s accounting, internal accounting controls, or auditing matters, or any concerns regarding any questionable accounting or auditing matters affecting the Company.

B. Anonymous Reporting

Alternatively, if a Reporting Person wishes to report any such matters anonymously, he or she may do so by mailing a description of the suspected violation or other complaint or concern to:

Attention: Steve Maddox
c/o USA Real Estate Holding Company
1020 North Coach House Circle
Wichita, Kansas, 67235
316-721-4415

III. Treatment and Retention of Complaints and Reports

Each representative of the Company or USA shall report any suspected violation, concern or complaint reported to such person by a Reporting Person or other sources to the Compliance Officer or the Conflicts Committee Chair to assure proper treatment and retention of complaints, concerns or notices of potential violations. In addition, Reporting Persons should take note that persons outside the Company may report complaints or concerns about suspected violations, or concerns regarding internal accounting controls, accounting or auditing matters. These concerns and complaints should be reported immediately on receipt to the Compliance Officer or the Conflicts Committee Chair.

A representative of the Company or USA as well as the Compliance Officer and the Conflicts Committee Chair shall promptly consider the information, reports or notices received by them under this Policy or otherwise. Each person shall take appropriate action, including investigation as appropriate, in accordance with the law, governmental rules and regulations, the Code and otherwise consistent with good business practice.

If the Compliance Officer or Conflicts Committee receives any report involving a complaint or concern regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the Compliance Officer or Conflicts Committee shall promptly notify the Audit Committee.

Upon a report to the Compliance Officer or the Conflicts Committee Chair, all notices or reports of suspected violations, complaints or concerns received pursuant to this Policy shall be recorded in a log, indicating the description of the matter reported, the date of the report and the disposition thereof, and the log shall be retained for five years. This log shall be maintained by the Compliance Officer. BALT1\4230286.4

IV. Statement of Non-Retaliation

It is a federal crime for anyone to retaliate intentionally against any person who provides truthful information to a law enforcement official concerning a possible violation of any federal law. Moreover, the Company will not permit any form of intimidation or retaliation against any Reporting Person because of any lawful act done by that Reporting Person to:

provide information or assist in an investigation regarding any conduct that the Reporting Person reasonably believes constitutes a violation of laws, rules, regulations, the Code, or any Company policies; or

file, testify, participate in, or otherwise assist in a proceeding relating to a violation of any law, rule or regulation.

Any such action is a violation of Company policy and should be reported immediately under this Policy.

V. Statement of Confidentiality

The Company will, to the extent reasonably possible, keep confidential both the information and concerns reported under this Policy, and its discussions and actions in response to these reports and concerns. In the course of its investigation, however, the Company may find it necessary to share information with others on a “need to know” basis.

VI. Cooperation by USA

This Policy is designed to cover reports of suspected violations, complaints or concerns that directly or indirectly affect the Company as a public company. Since the Company does not currently have any employees and its day-to-day operations and asset and property management functions are performed by employees of USA pursuant to executed agreements, this Policy shall be formally adopted by each USA entity with which the Company has a contractual relationship, and each such USA entity shall fully cooperate with the Company in enforcing the provisions of this Policy.